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                             Exhibit 4

                 Bank One Revolving Line of Credit

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Page 1

                              PROMISSORY NOTE

Borrower:  CATALYST INTERNATIONAL, INC.
           8989 NORTH DEERWOOD DRIVE
           MILWAUKEE, WI  53223

Lender:    Bank One, Wisconsin
           Downtown Milwaukee
           111 East Wisconsin Ave.
           Milwaukee, WI  53202
-----------------------------------------------------------------------------
Principal Amount: $5,000,000.00
Date of Note: October 22, 1999

PROMISE TO PAY. For value received, CATALYST INTERNATIONAL, INC. ("Borrower") promises to pay to Bank One, Wisconsin ("Lender"), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) ("Total Principal Amount") or so much as may be outstanding, together with interest on the unpaid outstanding principal balance from the date advanced until paid in full.

PAYMENT. This Note shall be payable as follows: interest shall be due and payable monthly as it accrues, commencing on November 22, 1999 and continuing on the same day of each month thereafter during the term of this Note, and the outstanding principal balance of this Note, together with all accrued but unpaid interest, shall be due and payable on October 22, 2000. The annual interest rate for this Note is computed on a 366/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at the address designated by Lender from time to time in writing. If any payment of principal of or interest on this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. As used herein, the term "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which Lender is closed. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default. Lender reserves the right to apply payments among principal interest, late charges, collection costs, and other charges at its discretion. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued but unpaid interest on this Note. If this Note is governed by or is executed in connection with a loan agreement, this Note 1s subject to the terms and provisions thereof.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to fluctuation based upon the Prime Rate of interest in effect from time to time (the "Index") (which rate may not be the lowest, best or most favorable rate of interest which Lender may charge on loans to its customers). "Prime Rate" shall mean the rate announced from time to time by Lender as Its prime rate. Each change in the rate to be charged on this Note will become effective without notice on the same day as the Index changes. Except as otherwise provided herein, the unpaid principal balance of this Note will accrue interest at a rate per annum which will from time to time be equal to the sum of the Index, minus 0.600%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

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PREPAYMENT. Borrower may pay without fee all or a portion of the principal amount owed hereunder earlier than it is due. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in its sole discretion.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $26.00, whichever is greater.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment of principal or interest when due under this Note or any other indebtedness owing now or hereafter by Borrower to Lender; (b) failure of Borrower or any other party to comply with or perform any term, obligation, covenant or condition contained in this Note or in any other promissory note, credit agreement, loan agreement, guaranty, security agreement, mortgage, deed of trust or any other instrument, agreement or document, whether now or hereafter existing, executed in connection with this Note (the Note and all such other Instruments, agreements, and documents shall be collectively known herein as the "Related Documents"); (c) any representation or statement made or furnished to Lender herein, in any of the Related Documents or in connection with any of the foregoing is false or misleading in any material respect; (d) Borrower or any other party liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise, becomes insolvent or bankrupt, has a receiver or trustee appointed for any part of its property, makes an assignment for the benefit of its creditors, or any proceeding is commenced either by any such party or against it under any bankruptcy or insolvency laws; (e) the occurrence of any event of default specified in any of the other Related Documents or in any other agreement now or hereafter arising between Borrower and Lender; (f) the occurrence of any event which permits the acceleration of the maturity of any indebtedness owing now or hereafter by Borrower to any third party; (g) the liquidation, termination, dissolution, death or legal incapacity of Borrower or any other party liable for the payment of this Note, whether as maker, endorser, guarantor, surety, or otherwise; or (h) Lender deems itself insecure by in good faith believing the prospect of payment or performance hereunder or under any of the Related Documents is impaired.

LENDER'S RIGHTS. Upon default, Lender may at its option, without further notice or demand (i) declare the entire unpaid principal balance on this Note, all accrued unpaid interest and all other costs and expenses for which Borrower is responsible for under this Note and any other Related Document immediately due, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any other rights, remedies and recourses available to the Lender, including without limitation, any such rights, remedies or recourses under the Related Documents, at law or in equity, or (v) pursue any combination of the foregoing. Upon default, including failure to pay upon final maturity. Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the variable interest rate on this Note
3.000 percentage points, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. Lender may hire an attorney to help collect this Note if Borrower does not pay and Borrower will pay

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Lender's reasonable attorneys' fees and all other costs of collection, unless prohibited by applicable law. This Note has been delivered to Lender and accepted by Lender in the State of Wisconsin. Subject to the provisions on arbitration, this Note shall be governed by and construed in accordance with the laws of the State of Wisconsin without regard to any conflict of laws or provisions thereof.

PURPOSE. Borrower agrees that no advances under this Note shall be used for personal, family, or household purposes and that all advances hereunder shall be used solely for business, commercial, agricultural or other similar purposes.

JURY WAIVER. THE BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE, ANY RELATED DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING EVIDENCED BY THIS NOTE. BORROWER OR LENDER MAY FILE A COPY OF THIS NOTE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER AND LENDER TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $26.00 if Borrower makes a payment on Borrower's loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. Unless a lien would be prohibited by law or would render a nontaxable account taxable. Borrower grants to Lenders contractual security interest in. and hereby assigns, conveys, delivers, pledges, and transfers to Lender all Borrower's right, title and interest in and to, Borrower's accounts with Lender (whether checking, savings, or any other account), including without limitation all accounts held jointly with someone else and all accounts Borrower may open in the future. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on this Note against any and all such accounts.

LINE OF CREDIT. This Note evidences a revolving line of credit. Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed Total Principal Amount. The unpaid principal balance of this Note shall increase and decrease with each new advance or payment hereunder as the case may be. Subject to the terms hereof, Borrower may borrow, repay and reborrow hereunder. Advances under this Note, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by grower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (a) advanced in accordance with the instructions of an authorized person or (b) credited to any of Borrower's accounts with Lender.

ARBITRATION. Lender and Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings,

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but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual joint or class action in nature, arising from this Note, any Related Document or otherwise, including without limitation contract disputes and tort claims shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association ("AAA"). Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order. Invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property. Including exercising the right of set-off, or taking or disposing of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy, concerning any collateral, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

RENEWAL AND EXTENSION. This Note is given in replacement, renewal and/or extension of, but not extinguishing the indebtedness evidenced by, that promissory note dated November 16, 1998 executed by Borrower in the original principal amount of $1,000,000.00, and is not a novation thereof. All interest evidenced by the note being replaced, renewed, and/or extended by this instrument shall continue to be due and payable until paid.

ADDITIONAL PROVISION REGARDING LATE CHARGES. In the 'Late Charge" provision set forth above, the following language is hereby added after the word "greater": " up to the maximum amount of One Thousand Five Hundred Dollars ($1,500.00) per late charge".

ADDITIONAL PROVISION. Additional terms and conditions of this Note are contained in the Addendum dated as of the date of this Note, which is attached hereto and to which reference is hereby made.


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GENERAL PROVISIONS. This Note benefits the Lender and its successors and assigns, and binds Borrower and Borrower's heirs, successors, assigns, and representatives. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the collateral: and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

BORROWER:

CATALYST INTERNATIONAL, INC.
X  /s/ Timothy Sherlock               (SEAL)
  ------------------------------------
    Authorized Signer

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                                    ADDENDUM
                                       TO
                                PROMISSORY NOTE
                                     IN THE
                      PRINCIPAL AMOUNT OF $5,000,000.00

     This Addendum is executed with respect to the Promissory Note in the original principal amount of $5,000,000.00 dated October 22, 1999, made by Catalyst International, Inc., a Delaware corporation (referred to in this Addendum as "Borrower"), payable to the order of Bank One, Wisconsin ("Lender"), and is hereby incorporated into and made a part of the Note. Terms used in this Addendum with their initial letters capitalized are used as defined in the Note, unless they are otherwise expressly defined herein.

     1. The paragraphs in the Note having captions "VARIABLE INTEREST RATE" and "PREPAYMENT," are hereby deleted in each of their respective entireties and the following paragraphs are hereby substituted in lieu thereof:

     VARIABLE INTEREST RATE. Subject to designation of a different interest rate index by Borrower as provided below, the interest rate on this
     Note is subject to fluctuation based upon the Prime Rate of interest in effect from time to time (the "Index"). "Prime Rate" shall mean the rate announced from time to time by Lender as its prime rate. Each change in the variable interest rate to be charged on this Note will become effective without notice on the same day as the Index changes. Except as otherwise provided herein, the unpaid principal balance of this Note will accrue interest at a rate per annum which will from time to time be equal to the sum of the Index minus .500%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

     Interest Rate Options: The following interest rate options are available under this Note:

          (a) Default Option. The interest rate margin and Index described in the "VARIABLE INTEREST RATE" paragraph above (the "Default Option"). NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

          (b)     One Month LIBOR Rate.

     The interest rate on this Note is subject to fluctuation based upon the LIBOR Rate of interest in effect from time to time (the "One Month Index"). "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of this Note as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source

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     available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City
     of London, England.   Each change in the rate to be charged on this Note
     will become effective without notice on the commencement of each Interest Period based upon the One Month Index then in effect. "Interest Period" means each consecutive one month period (the first of which shall commence on the date of this Note) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month. Except as otherwise provided herein, the unpaid principal balance of this Note will accrue interest at a rate per annum which will from time to time be equal to the sum of the One Month Index plus 1.50%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

          (c)     Two Month LIBOR Rate.

     The interest rate on this Note is subject to fluctuation based upon the LIBOR Rate of interest in effect from time to time (the "Two Month Index"). "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of this Note as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City
     of London, England.   Each change in the rate to be charged on this Note
     will become effective without notice on the commencement of each Interest Period based upon the Two Month Index then in effect. "Interest Period" means each consecutive two month period (the first of which shall commence on the date of this Note) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month. Except as otherwise provided herein, the unpaid principal balance of this Note will accrue interest at a rate per annum which will from time to time be equal to the sum of the Two Month Index plus 1.50%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

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          (d)     Three Month LIBOR Rate.

     The interest rate on this Note is subject to fluctuation based upon the LIBOR Rate of interest in effect from time to time (the "Three Month Index"). "LIBOR Rate" shall mean the offered rate for U.S. Dollar deposits of not less than $1,000,000.00 as of 11:00 A.M. City of London, England time two London Business Days prior to the first date of each Interest Period of this Note as shown on the display designated as "British Bankers Assoc. Interest Settlement Rates" on the Telerate System ("Telerate"), Page 3750 or Page 3740, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently determined by Lender from an alternate, substantially similar independent source available to Lender or shall be calculated by Lender by a substantially similar methodology as that theretofore used to determine such offered rate in Telerate. "London Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England. Each change in the rate to be charged on this Note will become effective without notice on the commencement of each Interest Period based upon the Three Month Index then in effect. "Interest Period" means each consecutive three month period (the first of which shall commence on the date of this Note) effective as of the first day of each Interest Period and ending on the last day of each Interest Period, provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of the third calendar month of such Interest Period. Except as otherwise provided herein, the unpaid principal balance of this Note will accrue interest at a rate per annum which will from time to time be equal to the sum of the Three Month Index plus 1.50%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

     Adjustments in the interest rate due to changes in the maximum nonusurious interest rate allowed (the "Highest Lawful Rate") shall be made on the effective day of any change in the Highest Lawful Rate.

     Provided Borrower is not in default under this Note, Borrower may designate in advance which of the above interest rate indexes shall be applicable to any loan advance under this Note. In the absence of any such designation the interest rate option shall be the Default Option. The unpaid principal balances under this Note may be converted (at the end of an Interest Period) to another of the above interest rate options, or continued for an additional interest period, when applicable, as designated by Borrower in advance; in the absence of sufficient advance designation as to conversion to or continuation of LIBOR rate index, the rate shall be converted to the Default Option. Notwithstanding the foregoing a LIBOR rate index may not be selected for a loan or advance under the Note, nor any conversion to or continuation of a LIBOR rate index be selected if the Interest Period thereof would extend beyond the maturity of this Note.

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     Each loan or advance under this Note at conversion into or continuation of a LIBOR rate index shall be in a minimum amount of $250,000.00.

     PREPAYMENT.

     Borrower may prepay all or any portion of the principal amount of this Note bearing interest at a LIBOR Rate, provided that if Borrower makes any such prepayment other than on the last day of an Interest Period, Borrower shall pay all accrued interest on the principal amount prepaid with such prepayment and, on demand, shall reimburse Lender and hold Lender harmless from all losses and expenses incurred by Lender as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Such reimbursement shall be calculated as though Lender funded the principal amount prepaid through the purchase of U.S. Dollar deposits in the London, England interbank market having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period, whether in fact that is the case or not. Lender's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.

     2. The paragraph of the Note having the caption "LENDER'S RIGHTS" is hereby deleted in its entirety and the following paragraph is hereby substituted in lieu thereof:

     LENDER'S RIGHTS. Upon default, Lender may at its option, without further notice or demand (i) declare the entire unpaid principal balance on this Note, all accrued unpaid interest and all other costs and expenses for which Borrower is responsible for under this Note and any other Related Document immediately due, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any other rights, remedies and recourses available to the Lender, including without limitation, any such rights, remedies or recourses under the Related Documents, at law or in equity, or (v) pursue any combination of the foregoing. Upon default, including failure to pay upon final maturity, Lender, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the interest rate or rates at which interest accrues on this Note by three percent (3.00 %) above the otherwise applicable interest rate or rates, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law. This Note has been delivered to Lender and is performable in Wisconsin. Courts within the State of Wisconsin have jurisdiction over any dispute arising under or pertaining to this Note and venue for such dispute shall be in Milwaukee County, Wisconsin. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN AND APPLICABLE FEDERAL LAWS.

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     3.     Except as expressly modified by this Addendum, all of the terms and conditions of the Note continue unchanged and remain in full force and effect.

     Dated with effect as of the date of the Note.

                                   CATALYST INTERNATIONAL, INC.

                                   By:  /s/ Timothy Sherlock
                                      ---------------------------
                                   Title:     Chief Financial Officer

                                   BANK ONE, WISCONSIN

                                   By:  /s/Grant Chromy
                                      ---------------------------
                                   Title:     Officer

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